Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement File No. 333-278517

TD SYNNEX CORPORATION

FINAL TERM SHEET

October 7, 2025

$550,000,000 4.300% Senior Notes due 2029 (the “2029 Notes”)

$600,000,000 5.300% Senior Notes due 2035 (the “2035 Notes”)

Issuer:	TD SYNNEX Corporation

Ratings:*	Baa3 / BBB- / BBB- (Moody’s / S&P / Fitch)

Principal Amount:	$550,000,000 for the 2029 Notes $600,000,000 for the 2035 Notes

Maturity:	January 17, 2029 for the 2029 Notes October 10, 2035 for the 2035 Notes

Coupon (Interest Rate):	4.300% for the 2029 Notes 5.300% for the 2035 Notes

Yield to Maturity:	4.331% for the 2029 Notes 5.303% for the 2035 Notes

Spread to Benchmark Treasury:	T + 75 basis points for the 2029 Notes T + 118 basis points for the 2035 Notes

Benchmark Treasury:	3.375% due September 15, 2028 for the 2029 Notes 4.250% due August 15, 2035 for the 2035 Notes

Benchmark Treasury Price / Yield:	99-13 3⁄4 / 3.581% for the 2029 Notes 101-00+ / 4.123% for the 2035 Notes

Interest Payment Dates:

Semi-annually on January 17 and July 17 of each year, commencing on January 17, 2026 for the 2029 Notes

Semi-annually on April 10 and October 10 of each year, commencing on April 10, 2026 for the 2035 Notes

Redemption Provisions:

For the 2029 Notes: Prior to December 17, 2028 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after December 17, 2028

For the 2035 Notes: Prior to July 10, 2035 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after July 10, 2035

Price to Public:	99.912% of the principal amount for the 2029 Notes 99.977% of the principal amount for the 2035 Notes

Trade Date:	October 7, 2025

Settlement Date:	October 10, 2025 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	87162WAM2 for the 2029 Notes 87162WAN0 for the 2035 Notes

ISIN Number:	US87162WAM29 for the 2029 Notes US87162WAN02 for the 2035 Notes

Joint Book-Running Managers:	BofA Securities, Inc. HSBC Securities (USA) Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC Citigroup Global Markets Inc. Mizuho Securities USA LLC

Co-Managers:

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

BBVA Securities Inc.

Santander US Capital Markets LLC

SG Americas Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Representatives can arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., NC1 022 02 25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com, Telephone: 1-800-294-1322; HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, NY 10018, Telephone: 1-866-811-8049; Scotia Capital (USA) Inc., Debt Capital Markets, 250 Vesey Street, New York, NY 10281, Telephone: 1-800-372-3930 (toll free) and 1-212-225-5559 (collect); or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Telephone: 1-800-645-3751, Email: wfscustomerservice@wellsfargo.com.

It is expected that delivery of the notes will be made to investors on or about October 10, 2025, which will be the third business day following the pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.